As filed with the Securities and Exchange Commission on January 12, 2021
Registration Number 333-236501
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Accel Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7900	98-1350261
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
140 Tower Drive
Burr Ridge, Illinois 60527
(630) 972 -2235
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Derek Harmer
General Counsel, Chief Compliance Officer and Secretary
140 Tower Drive
Burr Ridge, Illinois 60527
(630) 972 -2235
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert A. Freedman, Esq.
Nicolas H.R. Dumont, Esq.
Fenwick & West LLP
902 Broadway, Suite 14
New York, NY 10010
(212) 430-2600
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
This filing constitutes a post-effective amendment to the registration statement on Form S-1 (File No. 333-236501), which was declared effective on March 18, 2020. This post-effective amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, or on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

EXPLANATORY NOTE
On February 19, 2020, Accel Entertainment, Inc. (the “Company” or “Accel”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1, (File No. 333-236501) (the “Registration Statement”). The Registration Statement, as amended, was declared effective by the SEC on March 18, 2020 and initially registered for resale by the selling holders identified in the prospectus up to 88,201,543 shares of the Company’s Class A-1 common stock, par value $0.0001 per share and up to 7,114,538 warrants to purchase shares of the Company’s Class A-1 common stock.
This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 is being filed by the Company to convert the Registration Statement into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the securities that were registered for resale on the Registration Statement.
No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable filing fees were previously paid by the Company at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED January 12, 2021
47,824,629 Shares of Class A-1 Common Stock
This prospectus relates to the offer and sale, from time to time, by the selling holders identified in this prospectus, or their permitted transferees, of: up to 47,824,629 shares of the Company’s Class A-1 common stock including: (a) 44,486,122 shares of the Company’s Class A-1 common stock currently owned by the selling holders, (b) 5,144 shares of the Company’s Class A-1 common stock that may be issued upon exercise of the Company’s outstanding warrants; and (c) 3,333,363 shares that may be issued upon exchange of Class A-2 common stock, par value $0.0001 per share, of the Company.
We refer to shares of the Company’s Class A-1 common stock covered in this prospectus, and registered pursuant to the registration statement of which this prospectus forms a part, collectively as the “securities.”
This prospectus provides you with a general description of the securities and the general manner in which the selling holders may offer or sell the securities. More specific terms of any securities that the selling holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of securities to be offered by the selling holders. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the registration for resale of the securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either the selling holders will offer or sell any of the securities. The selling holders may offer and sell the securities covered by this prospectus in a number of different ways, subject to any applicable contractual restrictions, and the selling holders may sell such securities at varying prices. We provide more information about how the selling holders may sell the securities in the section entitled “Plan of Distribution” beginning on page 30.
You should read this document and any prospectus supplement or amendment carefully before you invest in our securities.
The Company’s Class A-1 common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “ACEL”. The closing price for the Company’s Class A-1 common stock on January 11, 2021, was $10.37 per share, as reported on the NYSE.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves risks. See “Risk Factors” beginning on page 11 and in any applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is _____, 2021.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the selling holders named in this prospectus may, from time to time, sell up to 47,824,629 shares of Class A-1 common stock in one or more offerings as described in this prospectus. To the extent necessary, each time that the selling holders offer and sell securities, we or the selling holders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
Neither we nor the selling holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling holders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the selling holders guarantee the accuracy or completeness of this information and neither we nor the selling holders have independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us,” “Accel” and the “Company” mean Accel Entertainment, Inc. and its subsidiaries. When we refer to “you,” we mean the potential holders of the shares of our Class A-1 common stock.

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS
“Accel” means the historical operations of Accel Entertainment, Inc., an Illinois corporation, and its consolidated subsidiaries prior to the Business Combination (as defined below), and following the Business Combination, the operations of Accel Entertainment, Inc., a Delaware corporation, and its consolidated subsidiaries; “Accel Stock” means the common stock and preferred stock of Accel prior to the Business Combination;
“Accel Public Warrants” means the 1,248,154 Accel Warrants issued on a registered basis to Sellers in connection with the Stock Purchase pursuant to the Proxy Statement/Prospectus (as such terms are defined below);
“Accel Warrants” means warrants exercisable for the Class A-1 Shares (as defined below) of the Company, which include the Pace Warrants, Accel Public Warrants and Business Combination Private Placement Warrants (each as defined below);
“Business Combination” means the transactions contemplated by the Transaction Agreement (as defined below), which transactions were consummated on November 20, 2019;
“Business Combination Private Placement” refers to the private placement completed in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder to the Business Combination Private Placement Sellers (as defined below) of Class A-1 Shares, Class A-2 Shares (each as defined below) and Accel Warrants in connection with the Business Combination;
“Business Combination Private Placement Sellers” refers to Sellers (as defined below) who are “accredited investors” (as defined by Rule 501 of the Regulation D) and party to either that certain Key Holder Support Agreement or the Holder Support Agreement (each as defined in “Selling Holders—Material Relationships with the Selling Holders”) executed in accordance with the terms of the Transaction Agreement;
“Business Combination Private Placement Warrants” means the 1,196,283 Accel Warrants issued in the Business Combination Private Placement;
“Bylaws” means the Company’s Amended and Restated Bylaws, which came into effect at the Business Combination;
“Charter” means the Company’s Amended and Restated Certificate of Incorporation;
“Class A-1 Shares” means the shares of Class A-1 Common Stock, par value $0.0001 per share, of the Company, or, as applicable, of Pace, immediately following the Pace Domestication, but prior to the Stock Purchase and consummation of the Business Combination;
“Class A-2 Shares” means the shares of Class A-2 Common Stock, par value $0.0001 per share, of the Company, or, as applicable, of Pace, immediately following the Pace Domestication, but prior to the Stock Purchase and consummation of the Business Combination;
“Class F Shares” means the shares of Class F common stock, par value $0.0001 per share, of the Company, or, as applicable, of Pace, immediately following the Pace Domestication, but prior to the Stock Purchase and consummation of the Business Combination;
“Common Stock” means the Class A-1 Shares, the Class A-2 Shares and Class F Shares;
“Company Board” means the board of directors of the Company;
“DGCL” means the Delaware General Corporation Law;
“Director Share Exchange” refers to the receipt by the independent directors of Pace of 200,000 shares of Class A-1 common stock, in the aggregate, in exchange for an equal number of their Founder Ordinary Shares pursuant to the terms of those certain letter agreements, dated June 13, 2019, by and between Pace and such independent directors;

“Founder Ordinary Shares” mean the Class F ordinary shares, par value $0.0001 per share, of Pace;
“Initial Pace Sponsor” means TPG Pace II Sponsor, LLC, a Cayman Islands exempted limited liability company and an affiliate of TPG;
“Investment Private Placement” means the purchase of 4,696,675 shares of Class A-1 common stock, for cash, in a private placement to the PIPE Investors (as defined below) consummated pursuant to the terms of the Subscription Agreements (as defined below in the definition of “PIPE Investors”);
“NewCo” means New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Pace;
“Pace” means the historical operations of TPG Pace Holdings Corp. prior to the consummation of the Business Combination;
“Pace Domestication” means the domestication of Pace as a Delaware corporation on November 20, 2019;
“Pace IPO” means Pace’s initial public offering, consummated on June 30, 2017;
“Pace Private Placement Warrants” means Accel Warrants that were issued to Initial Pace Sponsor in a private placement that closed simultaneously with the consummation of the Pace IPO;
“Pace Public Shares” mean the Class A ordinary shares, par value $0.0001 per share, of Pace;
“Pace Public Warrants” means Accel Warrants that were included in the Pace Public Units (as defined below) sold in the Pace IPO;
“Pace Public Unit” means one Pace Public Share and one-third of a Pace Public Warrant, sold in the Pace IPO;
“Pace Sponsor Members” means TPG Pace II Sponsor Successor, LLC, a Delaware limited liability company, Pace Governance and Peterson Capital Partners, L.P., collectively;
“Pace Warrants” means the Pace Public Warrants and the Pace Private Placement Warrants, collectively;
“PIPE Investors” means those investors that participated in the Investment Private Placement, consisting of certain investors (the “Original General Investors”) and an affiliate of Pace (the “Pace Affiliate”) that entered into subscription agreements with Pace concurrently with the closing of the Transaction Agreement (such investors, the “Original Investors” and such subscription agreements, the “Original Subscription Agreements”) and an additional investor (the “Additional Investor,” and collectively with the Original General Investors, the “General Investors”) that entered into a subscription agreement with Pace on August 13, 2019 (such subscription agreement, collectively with the Original Subscription Agreements, the “Subscription Agreements”);
“Proxy Statement/Prospectus” means the Definitive Proxy Statement/Prospectus filed with the SEC on October 30, 2019;
“Seller” means each of the shareholders of Accel named as a Seller in the Transaction Agreement, each of the shareholders of Accel joined to the Transaction Agreement pursuant to that certain Drag-Along Agreement, dated as of June 13, 2019, by and among Pace and each of the Sellers who duly executed and delivered a signature page to the Transaction Agreement as of June 13, 2019 (collectively, the “Sellers”);
“Sponsor Share Exchange” refers to the receipt by the Initial Pace Sponsor of 7,800,000 shares of Class A-1 common stock and 2,000,000 shares of Class A-2 common stock in exchange for its Founder Ordinary Shares, pursuant to the terms of that certain letter agreement dated as of June 13, 2019 (as amended on July 22, 2019) by and among the Initial Pace Sponsor, Pace and the Shareholder Representatives (as defined below in the definition of “Transaction Agreement”);
“Stock Purchase” means the acquisition by Pace, directly or indirectly, of all of the issued and outstanding Accel Stock held by the Sellers as part of the consummation of the Business Combination; and

“Transaction Agreement” means that certain Transaction Agreement, dated as of June 13, 2019 (as amended on July 22, 2019 and October 3, 2019), by and among Pace, each of David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) (in their capacity as representatives of the shareholders of Accel) (the “Shareholder Representatives”) and the Sellers (as defined therein).
“VGTs” means video gaming terminals.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus (as supplemented and amended), including the financial data and related notes, risk factors and other information incorporated by reference in this prospectus before making an investment decision.
Overview
Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. The Company’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores, which are referred to collectively as “licensed establishments.” The Company also operates a small number of stand-alone ATMs in gaming and non-gaming locations.
Risks Associated with our Business
Our business is subject to numerous risks, as described under the heading “Risk Factors” contained herein, and under similar headings in the documents that are incorporated by reference into this prospectus.
Additional Information
For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 16, 2020, our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 as filed with the SEC on May 11, 2020, the quarter ended June 30, 2020 as filed with the SEC on August 06, 2020 and the quarter ended September 30, 2020 as filed with the SEC on November 05, 2020 and our Current Reports on Form 8-K as filed with the SEC, as described in the section titled “Incorporation of Certain Information by Reference.”
Corporate History
The Company was formed as a blank check company named “TPG Pace Holdings Corp.” and incorporated on February 14, 2017, as a Cayman Islands exempted company. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On June 30, 2017, the Company consummated the Pace IPO and prior to the Business Combination, the Company was a “shell company” as defined under the Exchange Act because it had no operations and nominal assets consisting almost entirely of cash.
In connection with the Business Combination, the Pace Domestication occurred on November 20, 2019, and the Company domesticated as a Delaware corporation. Immediately following the Pace Domestication, the Company changed its name to “Accel Entertainment, Inc.” and consummated the Business Combination, including the Stock Purchase, and following the closing of the Stock Purchase, the merger of Accel with and into NewCo with NewCo surviving such merger. In connection with the Business Combination, the Company also consummated the Sponsor Share Exchange, the Director Share Exchange and the Investment Private Placement on November 20, 2019.
Corporate Information
Our principal executive offices are located at 140 Tower Drive, Burr Ridge, Illinois 60527, and our telephone number is (630) 972-2235. Our website is www.accelentertainment.com. The information found on our website is not part of this prospectus.

Recent Developments
On December 16, 2020, the Company and DraftKings mutually agreed to terminate their previously announced exclusive promotion agreement.
On December 18, 2020, the Company received a disciplinary complaint from the Illinois Gaming Board (the “IGB”) alleging violations of the Video Gaming Act and the IGB’s Adopted Rules for Video Gaming. The disciplinary complaint seeks to fine the Company in the amount of $5 million. The Company filed its initial answer to the IGB’s complaint on January 11, 2021 and has begun the administrative hearing process. The Company intends to vigorously defend itself against the allegations in the complaint and denies any allegations of wrongdoing.
With COVID-19 spread now exponential in every region of the State of Illinois, all 11 Illinois regions moved into Tier 3 resurgence mitigations effective Friday, November 20, 2020 at 12:01 AM. In response, the IGB suspended all video gaming operations until further notice across the state of Illinois starting at 11:01 PM on Thursday, November 19, 2020. During this time, the Company is permitted to, and will continue to, install and upgrade VGTs as appropriate. Beginning on January 15, 2020, Tier 3 restrictions are expected to be lifted and video gaming operations will resume in those regions that meet the required metrics.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from some of the reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:
•being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
•not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We may take advantage of some or all of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until December 31, 2022 or, if earlier, (1) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion or in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these reduced burdens. For example, we have taken advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced burdens, the information that we provide stockholders may be different than you might obtain from other public companies in which you hold equity interests.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

THE OFFERING

Issuer	Accel Entertainment, Inc.

Shares of Class A-1 Common Stock Offered by the Selling Holders	Up to 47,824,629 shares of Class A-1 common stock

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A-1 common stock by the selling holders.

Market for Class A-1 Common Stock	Our Class A-1 common stock is listed on the NYSE under the symbol “ACEL”.

Risk Factors
Investing in our Class A-1 common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors you should carefully consider before investing in our Class A-1 common stock.

RISK FACTOR SUMMARY
Your investment in our Class A-1 common stock will involve certain risks. Set forth below is only a summary of the principal risks associated with an investment in our Class A-1 common stock. You should consider carefully the following discussion of risks, as well as the discussion of risks included in this prospectus and any applicable prospectus supplement, before you decide that an investment our Class A-1 common stock is appropriate for you.
•The outbreak and spread of the novel coronavirus disease known as COVID-19 has had, and could continue to have, an adverse impact on our business, operations and financial condition for an extended period of time.
•Accel’s ability to operate in existing markets or expand into new jurisdictions could be adversely affected by difficulties, delays, or failures by Accel or its stakeholders in obtaining or maintaining required licenses or approvals.
•If Accel fails to manage its growth effectively, Accel may be unable to execute its business plan or maintain high levels of service and customer satisfaction.
•Accel’s success depends on its ability to offer new and innovative products and services that fulfill the needs of licensed establishment partners and create strong and sustained player appeal.
•Accel is dependent on relationships with key manufacturers, developers and third parties to obtain VGTs, amusement machines, and related supplies, programs, and technologies for its business on acceptable terms.
•Accel’s future results of operations may be negatively impacted by slow growth in demand for VGTs and by the slow growth of new gaming jurisdictions.
•Accel depends heavily on its ability to win, maintain and renew contracts with licensed establishment partners, and it could lose substantial revenue if it is unable to renew certain of its contracts on substantially similar terms or at all.
•Outbreak of health epidemics such as COVID-19 may adversely affect our business, results of operations and financial condition.
•Unfavorable economic conditions or decreased discretionary spending due to factors such as terrorist activity or threat thereof, epidemics or other public health issues, civil unrest or other economic or political uncertainties, may adversely affect Accel’s business, results of operations, cash flows and financial condition.
•Accel’s revenue growth and future success depends on its ability to expand into new markets, which may not occur as anticipated or at all.
•Accel’s business is geographically concentrated, which subjects it to greater risks from changes in local or regional conditions.
•If Accel fails to offer a high-quality experience, its business and reputation may suffer.
•Accel’s revenue growth and ability to achieve and sustain profitability will depend, in part on being able to expand its sales force and increase the productivity of its sales force.
•Accel’s inability to complete acquisitions and integrate acquired businesses successfully could limit its growth or disrupt its plans and operations.
•Accel faces significant competition from other gaming and entertainment operations, and Accel’s success in part relies on maintaining Accel’s competitive advantages and market share in key markets.

•Accel operates in the highly competitive gaming industry, and Accel’s success depends on its ability to effectively compete with numerous types of businesses in a rapidly evolving, and potentially expanding, gaming environment.
•The concentration and evolution of the VGT manufacturing industry could impose additional costs on Accel.
•Accel’s operations are largely dependent on the skill and experience of its management and key personnel. The loss of management and other key personnel could significantly harm Accel’s business, and it may not be able to effectively replace members of management who may leave Accel.
•Accel relies on assumptions and estimates to calculate certain key metrics, and real or perceived inaccuracies in such metrics may harm its reputation and negatively affect its business.
•Accel is subject to strict government regulations that are constantly evolving and may be amended, repealed, or subject to new interpretations, which may limit existing operations, have an adverse impact on the ability to grow or may expose Accel to fines or other penalties.
•Accel is obligated to develop and maintain proper and effective internal control over financial reporting. Accel has identified three material weaknesses in its internal control over financial reporting and if remediation of these material weaknesses is not effective, or if Accel fails to develop and maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired and its reputation and business could be adversely affected. In addition, the presence of material weaknesses increases the risk of material misstatement of the consolidated financial statements.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the information contained in this prospectus, or incorporated herein by reference, contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When contained in this prospectus, and incorporated herein by reference, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors including, but not limited to:
•The effect of COVID-19 on our operations and ability to operate;
•Accel’s ability to operate in existing markets or expand into new jurisdictions;
•Accel’s ability to manage its growth effectively;
•Accel’s ability to offer new and innovative products and services that fulfill the needs of licensed establishment partners and create strong and sustained player appeal;
•Accel’s dependence on relationships with key manufacturers, developers and third parties to obtain VGTs, amusement machines, and related supplies, programs, and technologies for its business on acceptable terms;
•the negative impact on Accel’s future results of operations by the slow growth in demand for VGTs and by the slow growth of new gaming jurisdictions;
•Accel’s heavy dependency on its ability to win, maintain and renew contracts with licensed establishment partners;
•unfavorable economic conditions or decreased discretionary spending due to other factors such as terrorist activity or threat thereof, epidemics or other public health issues, civil unrest or other economic or political uncertainties, that could adversely affect Accel’s business, results of operations, cash flows and financial conditions; and
•other risks and uncertainties, including those listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and other filings we make with the SEC.
Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. You should read this prospectus and the documents that we incorporate by reference into this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of Class A-1 common stock by the selling holders.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter and Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part in their entirety for a complete description of the rights and preferences of our securities.
Authorized Capital Stock
The Charter authorizes the issuance of (a) 280,000,000 shares of common stock, including three separate series of common stock consisting of (i) 250,000,000 shares of Class A-1 common stock, (ii) 10,000,000 shares of Class A-2 common stock and (iii) 20,000,000 shares of Class F common stock and (b) 1,000,000 shares of preferred stock with a par value of $0.0001 per share (the “Preferred Stock”).
Common Stock
Class A-1 common stock
Upon the Pace Domestication, each Class A ordinary share, par value $0.0001 of Pace was converted into one Class A-1 Share.
Class A-2 common stock
In connection with the Business Combination, the Company, the Pace Sponsor Members and certain other persons, including certain Sellers that received shares of Class A-2 common stock in the Stock Purchase entered into that certain Restricted Stock Agreement (the “Restricted Stock Agreement”), which sets forth the terms upon which the Class A-2 common stock will be exchanged for an equal number of validly issued, fully paid and non-assessable shares of Class A-1 common stock. The exchange of shares of Class A-2 common stock for shares of Class A-1 common stock will be subject to the terms and conditions set forth in the Restricted Stock Agreement, with such exchanges occurring in three separate tranches upon the satisfaction of the following triggers:
•Tranche I, equal to 1,666,666 shares of Class A-2 common stock, will be exchanged for shares of Class A-1 common stock if either (i) the EBITDA for the last twelve months (“LTM EBITDA”) of the Company (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2021, March 31, 2022 or June 30, 2022 equals or exceeds $132 million or (ii) the closing sale price of Class A-1 common stock on the NYSE equals or exceeds $12.00 for at least twenty trading days in any consecutive thirty trading day period (which threshold was reached on January 14, 2020, resulting in the issuance of 1,596,636 shares of Class A-1 common stock upon exchange of shares of Class A-2 common stock);
•Tranche II, equal to 1,666,667 shares of Class A-2 common stock, will be exchanged for shares of Class A-1 common stock if either (i) the LTM EBITDA of the Company (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2022, March 31, 2023 or June 30, 2023 equals or exceeds $152 million or (ii) the closing sale price of Class A-1 common stock on the NYSE equals or exceeds $14.00 for at least twenty trading days in any 30 trading day period; and
•Tranche III, equal to 1,666,667 shares of Class A-2 common stock, will be exchanged for shares of Class A-1 common stock if either (i) the LTM EBITDA of the Company (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2023, March 31, 2024 or June 30, 2024 equals or exceeds $172 million or (ii) the closing sale price of Class A-1 common stock on the NYSE equals or exceeds $16.00 for at least twenty trading days in any 30 trading day period. The LTM EBITDA and LTM EBITDA thresholds will be reasonably adjusted by the independent directors of the Company Board from time to time to take into account the anticipated effect of any acquisitions or dispositions that exceed certain thresholds and are otherwise materially different from certain forecasts.
Notwithstanding the foregoing, Class A-2 common stock, if not previously exchanged pursuant to the triggers described above, will be exchanged for an equal number of shares of Class A-1 common stock immediately prior to the consummation of a transaction or series of related transactions that would result in a third party or group (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, more than fifty percent of the total voting power of the equity securities of the Company, or more than fifty percent of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries) of the Company, provided that the satisfaction of the conditions set forth in the aforementioned triggers cannot be determined at such time.
The Restricted Stock Agreement further provides that holders of shares of Class A-2 common stock are not required to exchange such shares for Class A-1 common stock if, (x) prior to giving effect to exchanges pursuant to the triggers described above, such holder beneficially owns less than 4.99% of the issued and outstanding Class A-1 common stock, and (y) after giving effect to the exchanges pursuant to the triggers described above, such holder would beneficially own in excess of 4.99% of the issued and outstanding Class A-1 common stock. However, notwithstanding the limitation described in the previous sentence, if and when a holder of shares of Class A-2 common stock has obtained all required gaming approvals from the applicable gaming authorities permitting such holder to beneficially own Class A-1 common stock in excess of 4.99%, then the shares of Class A-2 common stock held by such holder which are subject to exchange shall immediately be exchanged for Class A-1 common stock without regard to the limitation.
The shares of Class A-2 common stock may not be transferred, other than to certain permitted transferees as set forth in the Restricted Stock Agreement, and the rights and obligations under the Restricted Stock Agreement may not be assigned to any person or entity, other than to certain permitted transferees as set forth in the Restricted Stock Agreement.
Upon exchange of Class A-2 common stock to Class A-1 common stock, such shares of Class A-2 common stock will be cancelled and the number of authorized Class A-2 common stock will be reduced by a corresponding number.
The foregoing summary of the Charter and the Restricted Stock Agreement is not complete and is qualified in its entirety by reference to the complete text of the Charter and the Restricted Stock Agreement.
Voting Power
Except as otherwise required by law or the Charter (including any resolution or resolution adopted by the Company Board providing for the issuance of one or more series of Preferred Stock stating the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof and included in a certificate of designation (a “Preferred Stock Designation”)), holders of Class A-1 common stock exclusively possess all voting power with respect to the Company, including with respect to the election of directors, and shall be entitled to one vote for each Class A-1 Share on each matter properly submitted to the stockholders on which holders of Class A-1 common stock are entitled to vote. However, except as otherwise required by law or the Charter (including any Preferred Stock Designation), holders of any series of common stock shall not be entitled to vote on any amendment to the Charter (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any Preferred Stock Designation) or the DGCL.
Dividends
Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock and except as otherwise set forth herein, the holders of Class A-1 common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Company Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions subject to such rights of the holders of Preferred Stock.

Liquidation, Dissolution and Winding Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and subject to applicable law and to the rights, if any, of the holders of outstanding Preferred Stock in respect thereof, the holders of Class A-1 common stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the Class A-1 common stock held by them.
Preemptive or Other Rights
The holders of Common Stock do not have preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to the Common Stock.
Preferred Stock
The Charter provides that the Company Board is authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock, establish the number of shares to be included in each such series and fix the voting rights, designations, powers, preferences and relative, participating, optional, special and other rights, of each such series and any qualifications, limitations and restrictions thereof, as stated in the resolution or resolutions adopted by the Company Board providing for the issuance of such series and included in a Preferred Stock Designation filed pursuant to the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the outstanding Class A-1 common stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the Charter, including any Preferred Stock Designation. As of December 31, 2020, the Company had no shares of Preferred Stock outstanding. Although the Company does not currently intend to issue any Preferred Stock, it may do so in the future.
The Charter provides that the Company has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Company any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Company Board. The Company Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
Warrants
For purposes of the following description of the Pace Warrants, (i) “Pace” shall refer to Pace prior to the Business Combination and shall refer to the Company following the Business Combination and (ii) “initial business combination” shall refer to the Business Combination, as applicable. From and after the Business Combination, the Pace Warrants became securities of the Company, and upon satisfaction of the applicable conditions described below, are exercisable for shares of Class A-1 common stock of the Company.
On July 16, 2020, the Company consummated the redemption of all of the Pace Public Warrants in accordance with their terms. The Company exchanged each Pace Public Warrant for 0.250 shares of the Company’s Class A-1 common stock and issued 3,784,416 shares of its Class A-1 common stock in exchange for the Pace Public Warrants at settlement of the redemption. On August 14, 2020, the Company consummated its exchange offer for the Pace Private Placement Warrants, Accel Public Warrants and Business Combination Private Placement Warrants, pursuant to which each holder had the right to receive 0.250 shares of Class A-1 common stock in exchange for each such warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”). A total of 7,189,990 Pace Private Placement Warrants, Accel Public Warrants and Business Combination Private Placement Warrants, or approximately 99.93% of Accel’s warrants then outstanding, were validly tendered and not withdrawn in the Offer. The Company issued 1,797,474 shares of its Class A-1 common stock in exchange for Pace Private Placement Warrants, Accel Public Warrants and Business Combination Private Placement Warrants tendered in the Offer.

Pace Warrants
Prior to the Pace Domestication, each Pace Public Warrant entitled the registered holder to purchase one Pace Public Share at a price of $11.50 per share. Upon the Pace Domestication, each Pace Public Share converted to one Class A-1 Share, and each Pace Public Warrant entitles the holder to acquire a corresponding number of shares of Class A-1 common stock on the same terms as in effect immediately prior to the effective time of the Pace Domestication. Following the Business Combination, each Pace Public Warrant entitles the registered holder to purchase one Class A-1 Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time 30 days after the completion of the Business Combination. Prior to the Pace Domestication, each Pace Private Placement Warrant entitled the registered holder to purchase one Pace Public Share at a price of $11.50 per share. Following the Pace Domestication, each Pace Private Placement Warrant entitles the holder to acquire a corresponding number of shares of Class A-1 common stock on the same terms as in effect immediately prior to the effective time of the Pace Domestication. Except as described below, the Pace Private Placement Warrants have terms and provisions that are identical to those of the Pace Public Warrants.
Each Pace Warrant must be exercised for a whole Class A-1 Share. The Pace Warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A-1 common stock pursuant to the exercise of a Pace Public Warrant and will have no obligation to settle such Pace Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A-1 common stock underlying the Pace Public Warrant is then effective and a prospectus relating thereto is current, subject to Pace satisfying its obligations described below with respect to registration. No Pace Public Warrant will be exercisable for cash or on a cashless basis, and Pace will not be obligated to issue any shares of Class A-1 common stock to holders seeking to exercise their Pace Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Pace Public Warrant, the holder of such Pace Public Warrant will not be entitled to exercise such Pace Public Warrant and such Pace Public Warrant may have no value and expire worthless. In no event will Pace be required to net cash settle any Pace Public Warrant. In the event that a registration statement is not effective for the exercised Pace Public Warrants, a warrantholder that acquired such Pace Public Warrant through the purchase of a Pace Public Unit containing such Pace Public Warrant will have paid the full purchase price for the Pace Public Unit solely for the Pace Public Share (which converted into a Class A-1 Share upon the Pace Domestication) underlying such Pace Public Unit.
The Company has filed with the SEC a registration statement that is currently effective for the registration, under the Securities Act, of the shares of Class A-1 common stock issuable upon exercise of the Pace Warrants, and the Company will use its best efforts to maintain such effectiveness until the expiration of the Pace Warrants in accordance with the provisions of that certain Warrant Agreement, by and between Pace and Continental Stock Transfer & Trust Company, as warrant agent, dated as of June 27, 2017.
Notwithstanding the above, if the shares of Class A-1 common stock are at the time of any exercise of a Pace Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Pace Public Warrants who exercise their Pace Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Pace Warrants for Cash. Once the Pace Warrants become exercisable, the Company may redeem such Pace Warrants:
•in whole and not in part;
•at a price of $0.01 per Pace Warrant;

•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to registered holders of the Pace Public Warrants; and
•if, and only if, the reported last sale price of the Class A-1 common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends to the notice of redemption to the holders of the Pace Warrants.
If and when the Pace Warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The last of the redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Pace Warrants, each holder of a Pace Warrant will be entitled to exercise his, her or its Pace Public Warrant prior to the scheduled redemption date. However, the price of the Class A-1 common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of Pace Warrants for Class A-1 common stock. Ninety days after the Pace Warrants become exercisable, the Company may redeem the outstanding Pace Warrants (except as described herein with respect to the Pace Private Placement Warrants):
•in whole and not in part;
•at a price equal to a number of shares of Class A-1 common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A-1 common stock (as defined below) except as otherwise described below;
•upon a minimum of 30 days’ prior written notice of redemption; and
•if, and only if, the last sale price of the Class A-1 common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the holders of Pace Warrants.
The numbers in the table below represent the “redemption prices,” or the number of shares of Class A-1 common stock that a holder of Pace Warrants will receive upon redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Class A-1 common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Pace Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Pace Warrants, each as set forth in the table below.

Redemption Date	Fair Market Value of Class A-1 common stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of Class A-1 common stock shall mean the average reported last sale price of the Class A-1 common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Pace Warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A-1 common stock to be issued for each Pace Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of the Class A-1 common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Pace Warrants is $11 per share, and at such time there are 57 months until the expiration of the Pace Warrants, the Company may choose to, pursuant to this redemption feature, redeem the Pace Warrant at a “redemption price” of 0.277 shares of Class A-1 common stock for each whole Pace Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of Class A-1 common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Pace Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Pace Warrants, the Company may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of Class A-1 common stock for each whole Pace Warrants. Finally, as reflected in the table above, the Company can redeem the Pace Warrants for no consideration in the event that the Pace Warrants are “out of the money” (i.e. the trading price of the Class A-1 common stock is below the exercise price of the Pace Warrants) and about to expire.
Any Pace Public Warrants held by the Company’s officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Pace Public Warrants so redeemed (“fair market value” for such Pace Public Warrants held by the Company’s officers or directors being defined as the last sale price of the Pace Public Warrants on such redemption date).
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than Pace Private Placement Warrants) when the trading price for Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Pace Warrants (other than Pace Private Placement Warrants) to be redeemed when the shares of Class A-1 common stock are trading at or above $10.00 per share, which may be at a time when the trading price of the shares of Class A-1 common stock are below the exercise price of the Pace Warrants. This redemption feature has been established to provide the Pace Warrants with an additional liquidity feature, which provides the Company with the flexibility to redeem the Pace Warrants for Class A-1 stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Pace Warrants for Cash.” Holders of the Pace Warrants will, in effect, receive a number of shares having a value reflecting a premium for their Pace Warrants, based on the “redemption price” as determined pursuant to the above table. The “redemption prices” as set forth in the table above have been calculated to reflect a premium in value as compared to the expected trading price that the Pace Warrants would be expected to trade. This redemption right provides the Company not only with an additional mechanism by which to redeem all of the outstanding Pace Warrants, in this case, for shares of Class A-1 common stock, and therefore have certainty as to (i) its capital structure as the Pace Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Pace Warrants and available to the Company, and also provides a ceiling to the theoretical value of the warrants as it locks in the “redemption prices” the Company would pay to holders of Pace Warrants if the Company chose to redeem Pace Warrants in this manner. While the Company will effectively be required to pay a “premium” to holders of Pace Warrants if the Company chooses to exercise this redemption right, it will allow the Company to quickly proceed with a redemption of the warrants for shares of Class A-1 common stock if the Company determines it is in its best interest to do so. As such, the Company would redeem the Pace Warrants in this manner when the Company believes it is in its best interest to update its capital structure to remove the Pace Warrants and pay the premium to the holders of Pace Warrants. In particular, it would allow the Company to quickly redeem the Pace Warrants for shares of Class A-1 common stock, without having to negotiate a redemption price with the holders of Pace Warrants, which in some situations, may allow the Company to more quickly and easily close an initial business combination. And for this right, the Company is effectively agreeing to pay a premium to the holders Pace Warrants. In addition, the holders of Pace Warrants will have the ability to exercise their Pace Warrants prior to redemption if they should choose to do so.
As stated above, the Company can redeem the Pace Warrants when the shares of Class A-1 common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to the Company’s capital structure and cash position while providing holders of Pace Warrants with a premium (in the form of shares of Class A-1 common stock). If the Company chooses to redeem the Pace Warrants when the shares of Class A-1 common stock are trading at a price below the exercise price of the Pace Warrants, this could result in the holders of Pace Warrants receiving fewer shares of Class A-1 common stock than they would have received if they had chosen to wait to exercise their Pace Warrants for shares of Class A-1 common stock if and when such shares of Class A-1 common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A-1 common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A-1 common stock to be issued to the holder.
Pace Private Placement Warrants
The Pace Private Placement Warrants have terms and provisions that are identical to those of the Pace Public Warrants, except that:
•The Pace Private Placement Warrants (including the shares of Class A-1 common stock issuable upon exercise of the Pace Private Placement Warrants) were subject to lock-up provisions that provided that the Pace Private Placement Warrants would not be transferable, assignable or salable until 30 days after the completion of an initial business combination and will not be redeemable, as applicable, so long as they are held by Initial Pace Sponsor or its permitted transferees, except that the Pace Private Placement Warrants (including the shares of Class A-1 common stock issuable upon exercise of the Pace Private Placement Warrants) can be transferred by such holders (a) to Pace’s officers or directors, any affiliates or family members of any of Pace’s officers or directors, members of Initial Pace Sponsor (which at the consummation of the Business Combination consisted of the Pace Sponsor Members), or any affiliates of Initial Pace Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the shares were originally purchased; (f) in the event of Pace’s liquidation prior to its completion of an initial business combination; (g) by virtue of the laws of the Cayman Islands or Initial Pace Sponsor’s limited liability company agreement upon dissolution of Initial Pace Sponsor; or (h) in the event of Pace’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of Pace’s stockholders having the right to exchange their Pace Public Shares for cash, securities or other property subsequent to Pace’s completion of an initial business combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.
•If holders of the Pace Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A-1 common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A-1 common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A-1 common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Business Combination Private Placement Warrants and Accel Public Warrants.
In connection with the consummation of the Business Combination, the Company and the Sellers that have received Business Combination Private Placement Warrants and Accel Public Warrants entered into that certain New Accel Warrant Agreement, pursuant to which the Company has issued to each such Seller who made a cash election with respect to less than 70% of its shares of Accel Stock, its respective pro rata share of 2,444,444 newly issued warrants of the Company, with such pro rata share determined with reference to a number of shares equal to 70% of such Seller’s Accel Stock less the number of shares in respect of which the Seller elected to receive cash in exchange for such shares. Each Accel Public Warrant and Business Combination Private Placement Warrant entitles the holder to purchase one Class A-1 Share at an exercise price of $11.50 per share, subject to adjustments substantially similar to those applicable to the other outstanding Accel Warrants, at any time 30 days after the consummation of the Business Combination. The Business Combination Private Placement Warrants and Accel Public Warrants have terms and provisions that are identical to those of the Pace Public Warrants, except:
•The Business Combination Private Placement Warrants and Accel Public Warrants will expire five years after the consummation of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
•The Business Combination Private Placement Warrants and Accel Public Warrants (including the shares of Class A-1 common stock issuable upon exercise thereof) are subject to lock-up provisions that provide that so long as such warrants are held by a Seller receiving Business Combination Private Placement Warrants and/or Accel Public Warrants in connection with the Business Combination or its permitted transferees, such securities are not transferable, assignable or salable until 30 days after the consummation of the Business Combination and will not be redeemable, except that such warrants (including the shares of Class A-1 common stock issuable upon exercise thereof) may be transferred by such holders (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Accel holder, or any affiliates of the Accel holder, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in the event of the Company’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Pace Public Shares for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in the case of clauses (a) through (d) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.
•If holders of the Business Combination Private Placement Warrants and/or Accel Public Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A-1 common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A-1 common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A-1 common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
•The Business Combination Private Placement Warrants and Accel Public Warrants may not be exercised if (a) prior to giving effect to the exercise, the holder such warrant beneficially owns less than 4.99% of the total number of shares of Class A-1 common stock issued and outstanding at such time and (b) after giving effect to such exercise, the holder of such warrant would beneficially own in excess of 4.99% of the total Class A-1 common stock issued and outstanding at such time. However, notwithstanding the foregoing limitation, the Business Combination Private Placement Warrants and Accel Public Warrants held by a holder that has obtained all required gaming approvals from applicable gaming authorities permitting such holder to beneficially own shares of Class A-1 common stock in an amount in excess of 4.99% of the total number of shares of Class A-1 common stock issued and outstanding at such time shall immediately be exercisable without regard to such limitation. The Business Combination Private Placement Warrants and Accel Public Warrants were issued under the Business Combination Warrant Agreement. You should review a copy of the Business Combination Warrant Agreement for a complete description of the terms and conditions applicable to the Business Combination Private Placement Warrants and Accel Public Warrants.
Certain Anti-Takeover Provisions of Delaware Law, the Charter and Bylaws
The Company is subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers.
Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•a stockholder who owns fifteen percent or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);
•an affiliate of an interested stockholder; or
•an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than ten percent of the Company’s assets. However, the above provisions of Section 203 do not apply if:
•the Company Board approves the transaction that made the stockholder an interested stockholder, prior to the date of the transaction;

•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•on or subsequent to the date of the transaction, the business combination is approved by the Company Board and authorized at a meeting of the Company’s stockholders, and not by written consent, by an affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder.
In addition, the Charter does not provide for cumulative voting in the election of directors. The Company Board will be empowered to elect a director to fill a vacancy created by the expansion of the Company Board or the resignation, death, or removal of a director in certain circumstances; and the advance notice provisions will require that stockholders must comply with certain procedures in order to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting.
The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Forum Selection
Subject to certain limitations, the Charter provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer of the Company to the Company or the Company’s stockholders, creditors or other constituents; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Charter or the Bylaws; or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. The Bylaws also provide that the federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Rule 144
Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale. Persons who have beneficially owned restricted shares or warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•one percent (1%) of the total number of shares of Common Stock outstanding as shown on the most recent report or statement published by the Company; or
•the average weekly reported trading volume of trading in such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the filing of our Current Report on Form 8-K, filed with the SEC on November 26, 2019, reflecting our status as an entity that is not a shell company.
Listing of Securities
Our Class A-1 common stock is listed on the NYSE under the symbols “ACEL.”

SELLING HOLDERS
This prospectus covers the resale from time to time by the selling holders identified in the table below of up to 47,824,629 shares of our Class A-1 common stock.
The selling holders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of Class A-1 common stock described under the column “Maximum Number of Shares That May be Offered Pursuant to this Prospectus” in the table below. The table below has been prepared based upon information furnished to us by the selling holders. The selling holders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling holders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.
The following table and footnote disclosure following the table sets forth the name of each selling holder, the nature of any position, office or other material relationship, if any, that the selling holder has had within the past three years with us or with any of our predecessors or affiliates and the number of shares of our Class A-1 common stock beneficially owned by the selling holder prior to this offering.
The number of shares reflected are those beneficially owned by the selling holders and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
We have assumed that all shares of Class A-1 common stock reflected in the table as being offered in the offering covered by this prospectus will be sold from time to time in this offering, subject to any applicable contractual restrictions. We cannot provide an estimate as to the number of shares of Class A-1 common stock that will be held by the selling holders upon termination of the offering covered by this prospectus because the selling holders may offer some, all or none of their shares of Class A-1 common stock being offered in the offering.
The beneficial ownership of our voting securities is based on 93,379,508 shares of our Class A-1 common stock issued and outstanding as of January 11, 2021.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Shares Beneficially Owned		Maximum Number of Shares That May be Offered Pursuant to this Prospectus	Shares Beneficially Owned after this Offering
	Shares	% of Ownership		Shares	% of Ownership
Selling Holder
Abraham J. Stern(1)	297,480	*	297,480	—	—
Andrew H. Rubenstein(2)	8,544,409	9.15%	8,544,409	—	—
Brian Carroll(3)	267,652	*	267,652	—	—
David Nussbaumer(4)	391,757	*	391,757	—	—
Derek Harmer(5)	161,958	*	161,958	—	—
Edward H. McDermott under the Edward and Elizabeth McDermott Trust, as now and hereafter amended(6)	414,242	*	414,242	—	—
Gordon S. Rubenstein(7)	3,139,577	3.36%	3,139,577	—	—
David W. Ruttenberg(8)	1,838,527	1.97%	1,838,527	—	—
Howard Ankin(9)	429,713	*	429,713	—	—
James T. Borello Trust #1(10)	1,733,388	1.86%	1,733,388	—	—
Jeffrey C. Rubenstein(11)	3,081,064	3.30%	3,081,064	—	—
John Hatherly(12)	226,820	*	226,820	—	—
John S. Bakalar, as Trustee, or his successors in trust, of the John S. Bakalar Testamentary Trust, as now and hereafter amended	49,606	*	49,606	—	—
Kerry Denny	757,805	*	757,805	—	—
Michael Pappas(13)	2,073,437	2.22%	2,073,437	—	—
Roth Holdings LLC(14)	135,952	*	135,952	—	—
Sherwin Jarol(15)	631,389	*	631,389	—	—
Clairvest(16)	16,898,868	18.10%	16,898,868	—	—
TPG Partner Holdings, L.P.(17)	189,712	*	189,712	—	—
Peterson Capital Partners, L.P.(18)	3,182,766	3.41%	3,182,766	—	—
Kathleen Philips(19)	40,000	*	40,000	—	—
_____________
*Represents less than 1%.
(1)Includes 297,480 Class A-1 Shares but does not include 30,424 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Abraham J. Stern, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed.
(2)Includes (i) 4,260,333 Class A-1 Shares but does not include 183,324 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Andrew H. Rubenstein, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed, and (ii) 4,284,076 Class A-1 Shares but does not include 206,932 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Harry R, LLC, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed. Andrew Rubenstein is our Chief Executive Officer and a director on the Company Board.
(3)Includes 267,652 Class A-1 Shares but does not include 15,285 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Brian Carroll, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed. Brian Carroll is our Chief Financial Officer.
(4)Includes391,757 Class A-1 Shares but does not include 11,262 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by David Nussbaumer, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed.

(5)Includes 161,958 Class A-1 Shares but does not include 8,134 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Derek Harmer, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed. Derek Harmer is Secretary of the Company.
(6)Includes 414,242 Class A-1 Shares but does not include 19,992 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Edward H. McDermott under the Edward and Elizabeth McDermott Trust, as now and hereafter amended, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed.
(7)Includes (i) 457,082 Class A-1 Shares but does not include 17,500 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Gordon S. Rubenstein, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed, (ii) 1,873,488 Class A-1 Shares but does not include 85,062 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Fund Indy LLC, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed, (iii) 551,392 Class A-1 Shares but does not include 26,612 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by The PrivateBank & Trust Company, as Custodian of the Gordon Rubenstein SEP IRA, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed, and (iv) 257,615 Class A-1 Shares but does not include 7,076 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Gordon S. Rubenstein and Krista M. Ramonas Revocable Trust, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed. Gordon Rubenstein is a director on the Company Board.
(8)Includes (i) 646,527 Class A-1 Shares but does not include 9,388 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Grant Place Fund LLC, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed, (ii) 646,545 Class A-1 Shares but does not include 9,388 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Crilly Court Trust, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed and (iii) 545,455 Class A-1 Shares but does not include 26,325 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by David W. Ruttenberg, solely as trustee, or his successors in trust, of the David W. Ruttenberg Revocable Trust, as now or hereafter amended, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed. David W. Ruttenberg is a director on the Company Board. Prior to the Business Combination, Mr. Ruttenberg served as a director of Accel.
(9)Includes 429,713 Class A-1 Shares but does not include 1,234 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Howard Ankin, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed.
(10)Includes (i) 294,020 Class A-1 Shares but does not include 40,421 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by James T. Borello Trust #1 or 13,594 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by James Borello, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed and (ii) 7,000 Class A-1 Shares owned by the Sandra K. Borello Trust #1 and (iii) 1,432,368 Class A-1 Shares owned by the JTB 2020 GRAT #2.
(11)Includes (i) 357,675 Class A-1 Shares but does not include 17,262 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Jeffrey C. Rubenstein, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed and (ii) 2,723,389 Class A-1 Shares but does not include 123,284 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Jeffrey C. Rubenstein, as trustee, or his successors in trust, of the Susan Rubenstein Family Trust, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed.
(12)Includes 226,820 Class A-1 Shares but does not include 2,788 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by John Hatherly, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed.
(13)Includes 2,073,437 Class A-1 Shares but does not include 90,026 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Michael Pappas, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed.
(14)Includes 135,952 Class A-1 Shares but does not include 1,186 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Roth Holdings LLC, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed.
(15)Includes (i) 199,370 Class A-1 Shares but does not include 8,216 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Sherwin Jarol, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed, and (ii) 432,019 Class A-1 Shares but does not include 20,850 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Bradley Associates Trust, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed.
(16)Includes (i) 5,069,670 Class A-1 Shares but does not include 244,674 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by CEP V Co-Investment Limited Partnership, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed, (ii) 9,941,741 Class A-1 Shares but does not include 479,812 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Clairvest Equity Partners V Limited Partnership, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed, and (iii) 1,887,457 Class A-1 Shares but does not include 91,094 Class A-1 Shares issuable upon exchange of Class A-2 Shares owned by Clairvest Equity Partners V-A Limited Partnership, each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed (the stockholders listed in clauses (i), (ii) and (iii) collectively, “Clairvest Investors”). Kenneth B. Rotman, a director on the Company Board, is affiliated with the Clairvest Investors.
(17)Includes 189,712 Class A-1 Shares owned by TPG Partner Holdings, L.P. The general partner of TPG Partner Holdings, L.P. is TPG Group Advisors (Cayman), Inc. David Bonderman and James G. Coulter are sole shareholders of TPG Group Advisors (Cayman), Inc. and may therefore be deemed to beneficially own the 189,712 Class A-1 Shares held by TPG Partner Holdings, L.P. Messrs. Bonderman and Coulter

disclaim beneficial ownership of the 189,712 Class A-1 Shares held by TPG Partner Holdings, L.P. except to the extent of their pecuniary interest therein.
(18)Includes (i) 3,182,766 Class A-1 Shares but does not include 414,400 Class A-1 Shares upon conversion of Class A-2 Shares owned by Peterson Capital Partners, L.P., each of which are registered pursuant to the registration statement of which this prospectus forms a part, but with respect to which beneficial ownership is disclaimed, (ii) 9,785 Class A-1 Shares owned by Karter Peterson and (iii) 9,785 Class A-1 Shares owned by Kennedy Peterson. Karl Peterson is a director on the Company Board.
(19)Kathleen Philips is a director on the Company Board.
Material Relationships with the Selling Holders
For a description of our relationships with the selling holders and their affiliates see the section of our Definitive Proxy Statement filed with the SEC on March 27, 2020, entitled “Certain Relationships and Related Party Transactions.” See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

PLAN OF DISTRIBUTION
We are registering the shares of Class A-1 common stock previously issued to permit the resale of these shares by the holders of the Class A-1 common stock from time to time after the date of this prospectus, subject to any applicable contractual restrictions. We will not receive any of the proceeds from the sale by the selling holder of the shares of Class A-1 common stock.
The selling holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A-1 common stock or interests in shares of Class A-1 common stock received after the date of this prospectus from a selling holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A-1 common stock or interests in shares of Class A-1 common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling holders may use any one or more of the following methods when disposing of shares or interests therein:
•on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;
•in privately negotiated transactions;
•in underwritten transactions;
•in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
•through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;
•through the distribution of the securities by any distributor to its partners, members or stockholders;
•in short sales entered into after the effective date of the registration statement of which this prospectus is a part; and
•“at the market” or through market makers or into an existing market for the securities.
The selling holders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A-1 common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A-1 common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling holders to include the pledgee, transferee or other successors in interest as selling holders under this prospectus. The selling holders also may transfer the shares of Class A-1 common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our Class A-1 common stock or interests therein, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A-1 common stock in the course of hedging the positions they assume. The selling holders may also sell shares of our Class A-1 common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A-1 common stock to broker-dealers that in turn may sell these securities. The selling holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling holders from the sale of the Class A-1 common stock offered by them will be the purchase price of the Class A-1 common stock less discounts or commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A-1 common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
The selling holders and any underwriters, broker-dealers or agents that are involved in selling the Class A-1 common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling holder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Class A-1 common stock. If a selling holder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our Class A-1 common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to this registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the Class A-1 common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A-1 common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

LEGAL MATTERS
The validity of the shares of our Class A-1 common stock being offered by this prospectus have been passed upon for us by Fenwick & West LLP, New York, New York.
EXPERTS
The consolidated financial statements of Accel Entertainment, Inc. and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP covering the consolidated financial statements of Accel Entertainment, Inc. and subsidiaries contains explanatory paragraphs that state (1) the Company has changed its method of accounting for revenue from contracts with customers and related costs as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, and (2) the Company consummated a merger on November 20, 2019, which has been accounted for as a reverse recapitalization.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
We will provide, without charge, upon written request or oral request, a copy of any or all of the documents that are exhibits to the registration statement. You may request a copy of these documents by writing or telephoning us at:
Accel Entertainment, Inc.
140 Tower Drive
Burr Ridge, Illinois 60527
(630) 972 -2235

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.
In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing and prior to effectiveness of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been sold by the selling holders as described in this prospectus or otherwise distributed by us (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:
•our Annual Report on Form 10-K for the year ended December 31, 2019 (including portions of our Definitive Proxy Statement filed with the SEC on March 27, 2020 incorporated by reference therein);
•our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020; June 30, 2020 and September 30, 2020;
•our Current Reports on Form 8-K filed with the SEC on March 04, 2020; May 11, 2020; June 16, 2020; June 18, 2020; July 14, 2020; July 20, 2020; July 23, 2020 and September 28, 2020; and
•the description of our capital stock set forth in our registration statement on Form 8-A filed on June 26, 2017 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating that description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2019.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:
Attention: Investor Relations
140 Tower Drive
Burr Ridge, Illinois 60527
(630) 972-2235

47,824,629 Shares of Class A-1 Common Stock
PROSPECTUS
                             , 2021

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee	$143,564.95
Accounting fees and expenses	135,500.00
Legal fees and expenses	50,000.00
Printing and engraving expenses	6,000.00
Miscellaneous	-
Total	$335,064.95
We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The selling holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities.
Item 15. Indemnification of Directors and Officers.
Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.
Our Amended and Restated Certificate of Incorporation provides that our officers and directors are indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
Our Bylaws permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In addition, we have entered into indemnification agreements with each of our officers and directors, a form of which is incorporated by reference in this registration statement. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Accel Entertainment, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on November 26, 2019).

3.2	Amended and Restated Bylaws of Accel Entertainment, Inc. (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on November 26, 2019).

3.3	Amendment No. 1 to the Bylaws of Accel Entertainment, Inc (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on May 6, 2020).

4.1
Warrant Agreement, dated as of June 27, 2017, between TPG Pace Holdings Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the SEC on June 30, 2017).

4.2	Form of Pace Warrant Certificate (incorporated by reference to Exhibit 4.3 to the registration statement on Form S-1 filed with the SEC on June 7, 2017).

4.3	Warrant Agreement, dated as of November 20, 2019 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on November 26, 2019).

4.4	Form of Subscription Agreement with General Investors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 13, 2019).

4.5	Form of Subscription Agreement with Pace Affiliate (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on June 13, 2019).

4.6
Key Holder Support Agreement, dated as of June 13, 2019, by and among TPG Pace Holdings Corp., New Pace LLC and the Shareholders party thereto (incorporated by reference to Annex K to the proxy statement/prospectus on Form S-4/A filed with the SEC on October 24, 2019).

4.7
Holder Support Agreement, dated as of June 13, 2019, by and among TPG Pace Holdings Corp., New Pace LLC and the Shareholders party thereto (incorporated by reference to Annex L to the proxy statement/prospectus on Form S-4/A filed with the SEC on October 24, 2019).

5.1	Opinion of Fenwick & West LLP (incorporated by reference to Exhibit 5.1 to the registration statement on Form S-1 filed with the SEC on February 19, 2020).

23.1	Consent of KPMG LLP, independent registered public accounting firm for Accel Entertainment, Inc.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney
Item 17. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, Illinois on January 12, 2021.

Accel Entertainment, Inc.

By:	/s/ Derek Harmer
	Name:	Derek Harmer
	Title:	General Counsel, Chief Compliance Officer and Secretary
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name	Title	Date

*	Chief Executive Officer, President and Director (Principal Executive Officer)	January 12, 2021
Andrew Rubenstein

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 12, 2021
Brian Carroll

*	Director	January 12, 2021
Karl Peterson

*	Director	January 12, 2021
Gordon Rubenstein

*	Director	January 12, 2021
Kathleen Philips

*	Director	January 12, 2021
David W. Ruttenberg

*	Director	January 12, 2021
Eden Godsoe

*	Director	January 12, 2021
Kenneth B. Rotman

/s/ Dee Robinson	Director	January 12, 2021
Dee Robinson

* By:	/s/ Derek Harmer

	Name:	Derek Harmer
	Title:	General Counsel, Chief Compliance Officer and Secretary